Exhibit 99.1
Dollar Tree, Inc. Reports Results for the
First Quarter Fiscal 2024

•Same-Store Net Sales: Dollar Tree +1.7%; Family Dollar +0.1%; Enterprise +1.0%
•Diluted Earnings per Share (EPS) of $1.38
•Adjusted Diluted EPS of $1.43
•Fiscal 2024 Net Sales Outlook Range of $31.0 Billion to $32.0 Billion
•Fiscal 2024 Adjusted Diluted EPS Outlook Range of $6.50 to $7.00
•Outlook Includes Incremental Operating Expenses Related to Loss of Marietta DC
•Announced Review of Strategic Alternatives for Family Dollar Business Segment

CHESAPEAKE, Va.--June 5, 2024--Dollar Tree, Inc. (NASDAQ: DLTR) today reported financial results for its first quarter ended May 4, 2024.

“We are pleased to deliver first quarter adjusted EPS results that are towards the high end of our outlook range,” said Rick Dreiling, Chairman and Chief Executive Officer. “At Dollar Tree we remain focused on rapidly rolling out our next generation of multi-price stores and at Family Dollar we are taking the steps necessary to position the business for long-term success.”

Chief Financial Officer Jeff Davis added, “Our operating performance was solid despite a soft Easter season for Dollar Tree. The results reflect our operating discipline and careful expense management throughout the quarter.”

Additional Business Highlights

•Opened 116 new Dollar Tree and 41 new Family Dollar stores
•Converted 926 Dollar Tree stores to in-line multi-price format
•Generated $696 million of net cash provided by operating activities
•Generated $224 million of free cash flow
•Repurchased 2.5 million shares for $313 million

First Quarter 2024 Key Operating Results (unaudited)
(Compared to same period fiscal 2023)	Q1 Fiscal 2024	Change

Consolidated Net Sales	$7.63B	4.2%

Same-Store Net Sales Growth:
Dollar Tree Segment	1.7%
Family Dollar Segment	0.1%
Enterprise	1.0%

Operating Income	$420.6M	0.2%
Diluted EPS	$1.38	2.2%

Adjusted Operating Income[1]	$435.6M	-3.1%
Adjusted Diluted EPS[1]	$1.43	-2.7%
[1]Adjustments are related to store closure costs and legal reserves. See “Reconciliation of Non-GAAP Financial Measures” below for detailed schedules of these charges.

First Quarter Results

Unless otherwise noted, all comparisons are to the prior year’s first quarter, ended April 29, 2023.

Consolidated net sales increased 4.2% to $7.63 billion. Enterprise same-store net sales increased 1.0%, driven by a 2.1% increase in traffic, offset by a 1.1% decrease in average ticket. Dollar Tree same-store net sales increased 1.7%, driven by a 2.8% increase in traffic, offset by a 1.1% decrease in average ticket. Family Dollar’s same-store net sales increased 0.1%, driven by a 0.9% increase in traffic, offset by a 0.8% decrease in average ticket. Same-store net sales results for the Family Dollar segment do not include any stores that were closed during the first quarter as part of our previously announced portfolio optimization.

Gross profit increased 5.3% to $2.35 billion and gross margin expanded 30 basis points to 30.8%. Gross margin expansion was driven primarily by a decrease in freight costs, partially offset by a higher mix of lower-margin consumables sales, and higher shrink.

Selling, general and administrative expenses were 25.3% of total revenue, compared to 24.8%. The increase was driven primarily by temporary labor in the Dollar Tree segment to support our multi-price rollout, higher depreciation expense, and severance and retention-related costs related to store closures in the Family Dollar segment, partially offset by lower legal costs in the Family Dollar segment.

On a non-GAAP basis, which excludes store closing costs and the litigation accruals, adjusted selling, general and administrative costs were 25.1% of total revenue, compared to 24.4%.

Operating income increased 0.2% to $420.6 million and operating margin declined 20 basis points to 5.5%. On a non-GAAP basis, adjusted operating income decreased 3.1% to $435.6 million and adjusted operating margin declined 40 basis points to 5.7%.

The Company’s effective tax rate was 24.2% compared to 24.1%. On a non-GAAP basis, the adjusted effective tax rate was 24.2% compared to 23.3%.

Net income was $300.1 million and diluted earnings per share was $1.38. On a non-GAAP basis, adjusted net income was $311.5 million and adjusted diluted EPS was $1.43.

The company repurchased 2.5 million shares for $313 million, including applicable excise tax.

Review of Strategic Alternatives for Family Dollar

In a separate press release today, the Company announced that it has initiated a formal review of strategic alternatives for the Company’s Family Dollar business segment, which could include among others, a potential sale, spin-off or other disposition of the business.

The Company has not set a deadline or definitive timetable for the completion of the strategic alternatives review process, and there can be no assurance that this process will result in any transaction or particular outcome. The Company does not intend to comment further unless and until the Board has approved a specific course of action or the Company has otherwise determined that further disclosure is appropriate or necessary.

Tornado Damage to Distribution Center Located in Marietta, Oklahoma

On April 28, 2024, a tornado destroyed the Company’s distribution center in Marietta, Oklahoma. Based on the significant damage sustained by the facility, the inventory contained in the facility and the facility itself are not salvageable. The Company incurred losses totaling $117.0 million as of May 4, 2024, consisting of $70.0 million related to damaged inventory and $47.0 million related to property and equipment. Our distribution center insurance policies include significant property and inventory coverage, and we believe the aforementioned incurred losses will be fully offset by insurance recoveries.

Expected insurance recoveries for business interruption and redevelopment costs greater than the losses recognized cannot be estimated at this time.

The foregoing losses and expected insurance recoveries are based on information currently available to us. We continue to assess these estimates and will recognize any changes to these estimates in the period(s) in which they are determined. The final losses, insurance recoveries, and net charges could vary from these estimates.

Portfolio Optimization Review

During the fourth quarter of fiscal 2023, the Company announced that it had initiated a comprehensive store portfolio optimization review which involved identifying stores for closure, relocation, or re-bannering based on an evaluation of current market conditions and individual store performance, among other factors. As a result of this review, the Company announced that it planned to close approximately 600 Family Dollar stores in the first half of fiscal 2024. Additionally, approximately 370 Family Dollar and 30 Dollar Tree stores would be closed over the next several years at the end of each store’s current lease term.

By the end of the first quarter of fiscal 2024, the Company had closed approximately 550 stores as part of the portfolio optimization and expects to close an additional 150 stores by the end of fiscal 2024.

Second Quarter and Fiscal 2024 Outlook

“Our updated guidance reflects incremental transportation and other expenses related to the loss of our Marietta distribution center. Otherwise, the net impact of freight, shrink, mix, and SNAP on our full year outlook remains consistent with the expectations we outlined last quarter. Our growth initiatives remain on track, and we continue to be pleased with their results.” Davis added.

The Company is reiterating its full-year fiscal 2024 consolidated net sales outlook range of $31.0 billion to $32.0 billion. The Company expects to deliver comparable net sales growth in the low-to-mid-single digits for the enterprise, mid-single-digits in the Dollar Tree segment, and low-single-digits in the Family Dollar segment.

Adjusted diluted EPS is expected to range from $6.50 to $7.00.

Our fiscal 2024 outlook reflects approximately $0.20 to $0.30 of incremental transportation and other costs related to the loss of our Marietta distribution center.

The Company expects consolidated net sales for the second quarter will range from $7.3 billion to $7.6 billion, based on comparable net sales growth in the low-single-digits for the enterprise, 2.0 to 4.0 percent for the Dollar Tree segment, and approximately flat for the Family Dollar segment.

Adjusted diluted EPS for the quarter is estimated to be in the range of $1.00 to $1.10.

Our second quarter outlook reflects approximately $0.10 of incremental transportation and other costs related to the loss of our Marietta distribution center.

While share repurchases are not included in the outlook, the Company has $1.04 billion remaining under its $2.5 billion share repurchase authorization as of May 4, 2024.

Conference Call Information

On Wednesday, June 5, 2024, the Company will host a conference call to discuss its earnings results at 8:00 a.m. Eastern Time. The telephone number for the call is 877-407-3943. A recorded version of the call will be available for seven days after the call and may be accessed by dialing 877-660-6853. The access code is 13746375. A webcast of the call is also accessible through the Investor Relations portion of the Company’s website.

Supplemental financial information for the First Quarter is available on the Investor Relations portion of the Company’s website, at https://corporate.dollartree.com/investors.

Dollar Tree, a Fortune 200 Company, operated 16,397 stores across 48 states and five Canadian provinces as of May 4, 2024. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

Use of Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). From time-to-time, the Company supplements the reporting of its financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP financial measures we have disclosed include adjusted selling, general and administrative expenses; adjusted selling, general and administrative expense rate; adjusted operating income; adjusted operating income margin; adjusted net income; adjusted diluted earnings per share; adjusted effective tax rate; and free cash flow.

Reconciliations of the non-GAAP financial measures to the corresponding amounts prepared in accordance with GAAP appears in the tables under the heading “Reconciliation of Non-GAAP Financial Measures” below. These tables provide additional information regarding the adjusted measures.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as: “believe”, “anticipate”, “expect”, “intend”, “plan”, “view”, “target” or “estimate”, “may”, “will”, “should”, “predict”, “possible”, “potential”, “continue”, “strategy”, and similar expressions. For example, our forward-looking statements include statements relating to our business and financial outlook for fiscal 2024, including without limitation our expectations regarding net sales, comparable store sales and diluted earnings per share for the second fiscal quarter and full fiscal year 2024, and various factors that are expected to impact our quarterly and annual results of operations for fiscal 2024; our selling square footage for fiscal 2024; our plans and expectations regarding our business, including the impact of various initiatives, investments, and reviews on the company’s performance and prospects for long-term growth; our plans to close, relocate or re-banner stores as a result of our store portfolio optimization review; the impacts of tornado damage to our Dollar Tree distribution center in Marietta, Oklahoma, including expectations regarding inventory and property damage, related losses, the availability of insurance coverage and expected insurance recoveries, changes within our supply chain network and our customer shopping experience; and our other plans, objectives, expectations (financial and otherwise) and intentions, including our review of strategic alternatives at our Family Dollar segment. These statements are subject to risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 20, 2024, our Form 10-Q for the most recently ended fiscal quarter and other filings we make from time to time with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc.
Robert A. LaFleur, 757-991-5645
Senior Vice President, Investor Relations
www.DollarTree.com
DLTR-E

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended
	May 4, 2024	April 29, 2023
Revenues
Net sales	$7,626.4	$7,319.5
Other revenue	6.4	4.3
Total revenue	7,632.8	7,323.8
Expenses
Cost of sales	5,278.7	5,089.1
Selling, general and administrative expenses	1,933.5	1,815.0
Operating income	420.6	419.7
Interest expense, net	24.4	25.9
Other expense, net	0.1	0.1
Income before income taxes	396.1	393.7
Provision for income taxes	96.0	94.7
Net income	$300.1	$299.0
Net earnings per share:
Basic	$1.38	$1.35
Weighted average number of shares	217.8	221.1

Diluted	$1.38	$1.35
Weighted average number of shares	218.1	221.7

Selling, general and administrative expense rate	25.3%	24.8%
Operating income margin	5.5%	5.7%
Income before income taxes as percentage of total revenue	5.2%	5.4%
Effective tax rate	24.2%	24.1%
Net income margin	3.9%	4.1%

The selling, general and administrative expense rate, operating income margin and net income margin are calculated by dividing the applicable amount by total revenue.

DOLLAR TREE, INC.
Segment Information
(In millions)
(Unaudited)

	13 Weeks Ended
	May 4, 2024		April 29, 2023
Net sales:
Dollar Tree	$4,165.6		$3,931.7
Family Dollar	3,460.8		3,387.8
Total net sales	$7,626.4		$7,319.5

Gross profit:
Dollar Tree	$1,476.5	35.4%	$1,388.6	35.3%
Family Dollar	871.2	25.2%	841.8	24.8%
Total gross profit	$2,347.7	30.8%	$2,230.4	30.5%

Operating income (loss):
Dollar Tree	$522.3	12.5%	$535.7	13.6%
Family Dollar	36.9	1.1%	8.8	0.3%
Corporate, support and other	(138.6)	(1.8%)	(124.8)	(1.7%)
Total operating income	$420.6	5.5%	$419.7	5.7%

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	May 4, 2024	February 3, 2024	April 29, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$618.5	$684.9	$872.8
Merchandise inventories	5,009.0	5,112.8	5,112.0
Other current assets	454.7	335.0	282.8
Total current assets	6,082.2	6,132.7	6,267.6

Restricted cash	73.2	72.3	69.2
Property, plant and equipment, net	6,301.7	6,144.1	5,111.8
Operating lease right-of-use assets	6,469.3	6,488.3	6,503.4
Goodwill	913.3	913.8	1,982.6
Trade name intangible asset	2,150.0	2,150.0	3,100.0
Deferred tax asset	8.7	9.0	13.9
Other assets	111.8	113.3	60.1
Total assets	$22,110.2	$22,023.5	$23,108.6
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of operating lease liabilities	$1,509.6	$1,513.0	$1,456.9
Accounts payable	2,266.8	2,063.8	1,597.6
Income taxes payable	82.9	52.7	144.1
Other current liabilities	897.0	1,067.2	942.9
Total current liabilities	4,756.3	4,696.7	4,141.5
Long-term debt, net	3,427.5	3,426.3	3,422.7
Operating lease liabilities, long-term	5,412.1	5,447.6	5,269.0
Deferred income taxes, net	902.4	841.1	1,107.8
Income taxes payable, long-term	22.4	22.0	17.6
Other liabilities	277.1	276.7	250.3
Total liabilities	14,797.8	14,710.4	14,208.9
Shareholders' equity	7,312.4	7,313.1	8,899.7
Total liabilities and shareholders' equity	$22,110.2	$22,023.5	$23,108.6

The February 3, 2024 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	13 Weeks Ended
	May 4, 2024	April 29, 2023
Cash flows from operating activities:
Net income	$300.1	$299.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	234.0	196.4
Provision for deferred income taxes	61.4	3.0
Stock-based compensation expense	29.6	28.3
Impairments	—	0.8
Other non-cash adjustments to net income	2.5	35.5

Changes in operating assets and liabilities	68.1	189.0
Total adjustments	395.6	453.0
Net cash provided by operating activities	695.7	752.0

Cash flows from investing activities:
Capital expenditures	(472.2)	(350.4)
Payments for fixed asset disposition	(0.8)	(2.3)
Net cash used in investing activities	(473.0)	(352.7)

Cash flows from financing activities:
Proceeds from stock issued pursuant to stock-based compensation plans	3.9	2.9
Cash paid for taxes on exercises/vesting of stock-based compensation	(19.5)	(27.1)
Payments for repurchase of stock	(272.2)	(143.4)
Net cash used in financing activities	(287.8)	(167.6)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.4)	(1.0)
Net increase (decrease) in cash, cash equivalents and restricted cash	(65.5)	230.7
Cash, cash equivalents and restricted cash at beginning of period	757.2	711.3
Cash, cash equivalents and restricted cash at end of period	$691.7	$942.0

DOLLAR TREE, INC.
Segment Information
(Unaudited)

	13 Weeks Ended
	May 4, 2024			April 29, 2023
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Store Count:
Beginning	8,415	8,359	16,774	8,134	8,206	16,340
New stores	116	41	157	32	75	107
Re-bannered stores (a)	5	(10)	(5)	2	(1)	1
Closings	(16)	(513)	(529)	(15)	(14)	(29)
Ending	8,520	7,877	16,397	8,153	8,266	16,419
Selling Square Footage (in millions)	74.1	60.1	134.2	70.7	62.3	133.0
Growth Rate (Square Footage)	4.8%	(3.5%)	0.9%	1.0%	4.2%	2.5%

(a) Stores are included as re-banners when they close or open, respectively.

	52 Weeks Ended
	May 4, 2024			April 29, 2023
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Sales per Square Foot (b)	$235	$227	$231	$221	$216	$219

(b) Sales per square foot is calculated based on total net sales for the reporting period divided by the average selling square footage during the period.

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

From time-to-time, the Company discloses certain financial measures not derived in accordance with GAAP. These non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purposes of analyzing operating performance, financial position, liquidity, or cash flows. The non-GAAP financial measures we have disclosed include adjusted selling, general and administrative expenses; adjusted selling, general and administrative expense rate; adjusted operating income; adjusted operating income margin; adjusted net income; adjusted diluted earnings per share; adjusted effective tax rate; and free cash flow. The Company believes providing additional information in these non-GAAP measures that exclude the unusual expenses described below is beneficial to the users of its financial statements in evaluating the Company's current operating results in relation to past periods. In addition, the Company's debt covenants exclude the impact of certain unusual expenses. The Company has included a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures in the following tables.
1.) In the first quarter of fiscal 2023, the Company recorded a $30.0 million charge to its legal reserve for West Memphis-related matters. In the fourth quarter of fiscal 2023, an additional $26.7 million charge was recorded to the legal reserve for these matters. In the first quarter of fiscal 2024, the existing reserve was reduced by $2.5 million based on updated information.
2.) During the fourth quarter of fiscal 2023, we announced that we had initiated a comprehensive store portfolio optimization review which involved identifying stores for closure, relocation or re-bannering based on an evaluation of current market conditions and individual store performance, among other factors. In connection with this portfolio optimization review, we closed approximately 500 Family Dollar stores in the first quarter of fiscal 2024 and incurred more than $17 million of costs including severance and retention expenses for impacted associates and other related closure costs.
In addition, the Company discloses free cash flow, a non-GAAP financial measure that we calculate as net cash provided by operating activities less capital expenditures. The Company believes free cash flow is an important indicator of our liquidity as it measures the amount of cash we generate from our business operations. Free cash flow may not represent the amount of cash flow available for general discretionary use, because it excludes non-discretionary expenditures, such as mandatory debt repayments and required settlements of recorded and/or contingent liabilities not reflected in cash flow from operations. The Company has included a reconciliation of free cash flow to the most comparable GAAP measures in the following tables.

Reconciliation of Adjusted Selling, General and Administrative Expenses	13 Weeks Ended
	May 4, 2024		April 29, 2023
Selling, general and administrative expenses (GAAP)	$1,933.5	25.3%	$1,815.0	24.8%
Deduct: Store Closure Costs	(17.5)	(0.2%)	—	0.0%
Add/Deduct: Legal Reserve	2.5	0.0%	(30.0)	(0.4%)
Total adjustments	(15.0)	(0.2%)	(30.0)	(0.4%)
Adjusted selling, general and administrative expenses (Non-GAAP)	$1,918.5	25.1%	$1,785.0	24.4%

Reconciliation of Adjusted Selling, General and Administrative Expenses - Family Dollar Segment	13 Weeks Ended
	May 4, 2024		April 29, 2023
Selling, general and administrative expenses (GAAP)	$837.5	24.2%	$834.9	24.6%
Deduct: Store Closure Costs	(16.8)	(0.5%)	—	0.0%
Add/Deduct: Legal Reserve	2.5	0.1%	(30.0)	(0.9%)
Total adjustments	(14.3)	(0.4%)	(30.0)	(0.9%)
Adjusted selling, general and administrative expenses (Non-GAAP)	$823.2	23.8%	$804.9	23.7%

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

Reconciliation of Adjusted Operating Income	13 Weeks Ended
	May 4, 2024		April 29, 2023
Operating income (GAAP)	$420.6	5.5%	$419.7	5.7%
SG&A adjustments:
Add: Store Closure Costs	17.5	0.2%	—	0.0%
Add/Deduct: Legal Reserve	(2.5)	0.0%	30.0	0.4%
Total adjustments	15.0	0.2%	30.0	0.4%
Adjusted operating income (Non-GAAP)	$435.6	5.7%	$449.7	6.1%

Reconciliation of Adjusted Operating Income - Family Dollar Segment	13 Weeks Ended
	May 4, 2024		April 29, 2023
Operating income (GAAP)	$36.9	1.1%	$8.8	0.3%
SG&A adjustments:
Add: Store Closure Costs	16.8	0.5%	—	0.0%
Add/Deduct: Legal Reserve	(2.5)	(0.1%)	30.0	0.9%
Total adjustments	14.3	0.4%	30.0	0.9%
Adjusted operating income (Non-GAAP)	$51.2	1.5%	$38.8	1.2%

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

Reconciliation of Adjusted Net Income	13 Weeks Ended
	May 4, 2024	April 29, 2023
Net income (GAAP)	$300.1	$299.0
SG&A adjustments:
Add: Store Closure Costs	17.5	—
Add/Deduct: Legal Reserve	(2.5)	30.0
Total adjustments	15.0	30.0
Provision for income taxes on adjustments	(3.6)	(3.9)
Adjusted net income (Non-GAAP)	$311.5	$325.1

Reconciliation of Adjusted Diluted Earnings Per Share	13 Weeks Ended
	May 4, 2024	April 29, 2023
Diluted net income per share (GAAP)	$1.38	$1.35
SG&A adjustments:
Add: Store Closure Costs	0.08	—
Add/Deduct: Legal Reserve	(0.01)	0.14
Total adjustments	0.07	0.14
Provision for income taxes on adjustments	(0.02)	(0.02)
Adjusted diluted net income per share (Non-GAAP)	$1.43	$1.47

Reconciliation of Adjusted Effective Tax Rate	13 Weeks Ended
	May 4, 2024	April 29, 2023
Effective tax rate (GAAP)	24.2%	24.1%
Add/Deduct: Tax impact of non-GAAP adjustments (c)	—%	(0.8)%
Adjusted effective tax rate (Non-GAAP)	24.2%	23.3%

(c) Adjustments related to the tax effect of non-GAAP adjustments, which were determined based on the nature of the underlying non-GAAP adjustments and their relevant tax rates.

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow	13 Weeks Ended
	May 4, 2024	April 29, 2023
Net cash provided by operating activities (GAAP)	$695.7	$752.0
Deduct:
Capital expenditures	(472.2)	(350.4)
Free cash flow (Non-GAAP)	$223.5	$401.6

Net cash used in investing activities (GAAP) (d)	$(473.0)	$(352.7)
Net cash used in financing activities (GAAP)	$(287.8)	$(167.6)

(d) Net cash used in investing activities includes capital expenditures, which is included in our computation of free cash flow.